Exhibit 99(a)
Execution Version

Energy Future Holdings Corp.
Energy Future Intermediate Holding Company LLC
Energy Plaza
1601 Bryan Street
Dallas, Texas 75201
July 6, 2017

VIA EMAIL AND BY FED-EX

To:	NextEra Energy, Inc.
700 Universe Blvd.
Juno Beach, FL 33408
Attn: Mark Hickson; Charles Sieving
Email: mark.hickson@nexteraenergy.com; charles.sieving@nexteraenergy.com

cc:	Chadbourne & Parke LLP
1301 Avenue of the Americas
New York, NY 10019
Attn: Howard Seife, David Le May, William Greason
Email: hseife@chadbourne.com; dlemay@chadbourne.com; wgreason@chadbourne.com

Re:	Termination of the Agreement and Plan of Merger

Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of July 29, 2016 (as amended on September 18, 2016, the “Merger Agreement”), by and among Energy Future Holdings Corp. (the “Company”), Energy Future Intermediate Holding Company LLC (“EFIH”), NextEra Energy, Inc. (“NextEra”), and EFH Merger Co., LLC (“Merger Sub”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Merger Agreement.

Pursuant to Section 8.2(a) and Section 8.3 of the Merger Agreement, the Company and EFIH (acting together) hereby terminate the Merger Agreement. The Company and EFIH do not believe that Section 8.2(a) and Section 8.3 are the exclusive bases for termination by the Company and EFIH of the Merger Agreement and hereby expressly preserve each of their rights with respect to any other bases for termination of the Merger Agreement by the Company and EFIH (acting together).

This termination of the Merger Agreement shall cause (a) the automatic termination of the Amended PSA pursuant to Section 8.02(c) thereof (without the necessity of any further action other than providing notice pursuant to Section 10.11 of the Amended PSA); (b) the automatic termination (without the necessity of any further action) of the Oncor Letter Agreement pursuant to Section 17(f)(ii)(A) thereof; (c) the Transition Services Agreement to be void and of no force and effect in accordance with Section 2.1 thereof; (d) the termination of the Tax Matters Agreement (solely with respect to NextEra and Merger Sub) in accordance with Section 9.19(c) thereof; and (e) the automatic termination of that certain letter, dated October 31, 2016, from the Company to NextEra re: the Investor Rights Agreement, in accordance with the third paragraph thereof.

[Signature page follows]

Respectfully yours,
ENERGY FUTURE HOLDINGS CORP.
By:	ANDREW M. WRIGHT
Name:	Andrew M. Wright
Title:	EVP & GC
ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC
By:	ANDREW M. WRIGHT
Name:	Andrew M. Wright
Title:	EVP & GC

cc:     Kirkland & Ellis LLP
600 Travis St., Suite 3300
Houston, TX 77002
Attn: Andrew Calder, John Pitts
Email: andrew.calder@kirkland.com; john.pitts@kirkland.com

cc:     Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
Attn: James Sprayregen, Marc Kieselstein, Chad Husnick
Email: jsprayregen@kirkland.com; mkieselstein@kirkland.com; chusnick@kirkland.com

cc:     Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attn: Edward Sassower
Email: edward.sassower@kirkland.com